Filed Pursuant to Rule 433

Registration Statement No. 333-207931

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated August 11, 2016 and Prospectus dated November 10, 2015)

August 11, 2016

US$1,500,000,000 2.000% Notes due August 19, 2021

US$500,000,000 Floating Rate Notes due August 19, 2021

US$1,500,000,000 2.000% Notes due August 19, 2021

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,500,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	August 11, 2016

Settlement Date:	August 19, 2016 (T+6)

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next 2 succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	August 19, 2021

Interest Rate:	2.000%

Price to Public:	99.929%

Benchmark Treasury:	UST 1.125% 07/31/21

Benchmark Treasury Price and Yield:	99-293/4 / 1.140%

Re-offer Spread to Benchmark Treasury:	plus 87.5 basis points

Re-offer Yield:	2.015%

Filed Pursuant to Rule 433

Registration Statement No. 333-207931

Gross Spread:	25 basis points

All-in Price:	99.679%

Interest Payment Dates:	Payable semi-annually in arrears on February 19 and August 19 of each year, commencing February 19, 2017, subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,495,185,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DA8

ISIN:	US961214DA83

Joint Active Bookrunners:	Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC

US$500,000,000 Floating Rate Notes due August 19, 2021

Issuer:	Westpac Banking Corporation

Principal Amount:	US$500,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	August 11, 2016

Filed Pursuant to Rule 433

Registration Statement No. 333-207931

Settlement Date:	August 19, 2016 (T+6)

Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next 2 succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	August 19, 2021

Price to Public:	100.000%

Interest Rate:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 85 basis points

Gross Spread:	25 basis points

All-in Price:	99.750%

Interest Payment Dates:	Payable quarterly in arrears on February 19, May 19, August 19 and November 19 of each year, commencing November 19, 2016, subject to Business Day Convention

Interest Reset Dates:	Quarterly on February 19, May 19, August 19 and November 19 of each year, commencing November 19, 2016

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 85 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$498,750,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

Filed Pursuant to Rule 433

Registration Statement No. 333-207931

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include August 19, 2016 and will end on and include the day preceding the first interest payment date.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DB6

ISIN:	US961214DB66

Joint Active Bookrunners:	Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated August 11, 2016 and Prospectus dated November 10, 2015)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 212 816 7297, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC at 1-866-718-1649.